APPENDIX A
TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 11/10/2014

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF
Forensic Accounting
VelocityShares Equal Risk Weighted Large Cap ETF
Robo-StoxTM Global Robotics and Automation Index ETF
EMQQ Emerging Markets Internet & Ecommerce ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY: ________________________
NAME: _____________________
TITLE: _____________________
DATE: _____________________